Exhibit 99.01

OGE Energy Corp. announces solid 1st quarter results
2010 ongoing earnings guidance revised to upper end of range excluding one-time health care legislation charge

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported non-GAAP earnings on an ongoing basis of $0.36 per diluted share for the three months ended March 31, 2010, compared with $0.18 per share for the first quarter of 2009. Earnings on an ongoing basis excludes the one-time charge of $11 million to write off previously recognized tax benefits relating to Medicare Part D subsidies affected by the recently signed health care legislation.

Including the one-time charge described above, GAAP earnings in the first quarter of 2010 were $0.25 per share.

OG&E, a regulated electric utility, contributed ongoing earnings of $0.08 per share and GAAP earnings of $0.01 per share in the first quarter, compared with ongoing earnings and GAAP earnings of $0.01 per share in the first quarter last year. Enogex, a midstream natural gas pipeline business, contributed ongoing earnings of $0.30 per share and GAAP earnings of $0.28 per share, compared with ongoing earnings and GAAP earnings of $0.16 per share in the year-ago quarter. The holding company posted a loss on an ongoing basis of $0.02 per share and a loss of $0.04 per share on a GAAP basis in the first quarter, compared with ongoing earnings and GAAP earnings of $0.01 per share in the first quarter of 2009.

“We’re pleased to report another quarter of solid operational and financial performance,” said Pete Delaney, OGE Energy chairman, president and CEO. “Our employees continue to execute on key business initiatives aligned with our business strategy.”

Discussion of First Quarter 2010

OGE Energy’s consolidated gross margin on revenues was $306 million in the first quarter, compared with $253 million a year ago. Net income attributable to OGE Energy was $24 million in the first quarter, compared to $17 million in the year-ago quarter.

OG&E’s gross margin on revenues was $193 million in the first quarter, compared with $166 million in the comparable quarter last year.  The increase was due primarily to winter weather that was 28 percent colder in the 2010 quarter than a year earlier and higher electric rates, partially offset by higher operating expenses.

Enogex’s gross margin on revenues was $113 million in the first quarter, compared with $85 million in the comparable quarter last year. The increase was primarily due to higher natural gas liquids prices and record natural gas gathering and processing volumes in March on the Enogex system.

2010 Outlook
OGE Energy consolidated ongoing earnings guidance for 2010 is reaffirmed at $2.70 - $2.95 per average diluted share, but is now expected to be toward the upper end of the range. The guidance assumes between approximately 98 million and 99 million average diluted shares outstanding and normal weather for the year, and excludes the one-time charge associated with the recently signed health care legislation.

More information regarding the Company’s 2010 earnings guidance is contained in the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude the one-time non-cash charge of approximately $11.4 million or $0.11 per average diluted share associated with the elimination of the tax deduction for the Medicare Part D subsidy as a result of the recent health care legislation, are non-GAAP financial measures.  OGE Energy’s management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental core earnings power. OGE Energy’s management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors, and when communicating its earnings outlook to analysts and investors.  Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below and are available on OGE Energy’s website: www.oge.com.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2010 on Thursday, May 6, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 779,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2009.

OGE Energy Corp

Reconciliation of Ongoing Earnings to GAAP Earnings

	1Q 2010 Ongoing Earnings	* One-Time Charge	1Q 2010 GAAP Earnings	1Q 2009 GAAP and Ongoing Earnings**

OG&E	$8.2	($7.0)	$1.2	$1.3
Enogex	29.4	(2.0)	27.4	15.4
Holding Co.	(2.0)	(2.4)	(4.4)	0.1
Consolidated	$35.6	($11.4)	$24.2	$16.8

Reconciliation of Ongoing Earnings per Average Diluted Share to GAAP Earnings per Average Diluted Share

	1Q 2010 Ongoing Earnings Per Share	* One-Time Charge	1Q 2010 GAAP Earnings Per Share	1Q 2009 GAAP and Ongoing Earnings Per Share**

OG&E	$0.08	($0.07)	$0.01	$0.01
Enogex	0.30	(0.02)	0.28	0.16
Holding Co.	(0.02)	(0.02)	(0.04)	0.01
Consolidated	$0.36	($0.11)	$0.25	$0.18

*The Patient Protection and Affordable Care Act of 2009 and the Health Care and Education Reconciliation Act of 2010 were signed into law on March 23, 2010 and March 30, 2010, respectively.  These Acts change the tax treatment of federal subsidies paid to sponsors of retiree health benefit plans that provide prescription drug benefits.  As a result, OGE recognized a one-time, non-cash charge of approximately $11.4 million.

** There were no one-time charges for the quarter ended March 31, 2009 therefore, ongoing and GAAP earnings and earnings per share are the same.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended
	March 31
	2010	2009
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$ 444.0	$ 336.7
Natural Gas Pipeline operating revenues	431.8	269.9
Total operating revenues	875.8	606.6

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	238.9	159.1
Natural Gas Pipeline cost of goods sold	331.2	194.1
Total cost of goods sold	570.1	353.2

Gross margin on revenues	305.7	253.4
Other operation and maintenance	123.6	116.5
Depreciation and amortization	70.3	62.6
Taxes other than income	25.0	22.3

OPERATING INCOME	86.8	52.0

OTHER INCOME (EXPENSE)
Interest income	-	0.7
Allowance for equity funds used during construction	2.3	1.3
Other income	3.1	6.5
Other expense	(2.4)	(2.3)
Net other income	3.0	6.2

INTEREST EXPENSE
Interest on long-term debt	33.6	31.4
Allowance for borrowed funds used during construction	(1.2)	(1.1)
Interest on short-term debt and other interest charges	1.7	2.4
Interest expense	34.1	32.7

INCOME BEFORE TAXES	55.7	25.5

INCOME TAX EXPENSE	30.5	7.9

NET INCOME	$ 25.2	$ 17.6

Less: Net income attributable to noncontrolling interest	1.0	0.8

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$ 24.2	$ 16.8

BASIC AVERAGE COMMON SHARES OUTSTANDING	97.1	94.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	98.5	95.3

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.25	$ 0.18

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.25	$ 0.18

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended
	March 31
	2010	2009
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$ 191.2	$ 136.3
Commercial	101.0	79.4
Industrial	45.5	32.8
Oilfield	35.6	28.9
Public authorities and street light	39.5	31.5
Sales for resale	16.7	12.7
Provision for rate refund	-	(0.2)
System sales revenues	429.5	321.4
Off-system sales revenues	6.4	5.9
Other	8.1	9.4
Total operating revenues	$ 444.0	$ 336.7

Sales of electricity - MWH (a) sales by classification
Residential	2.4	2.0
Commercial	1.4	1.4
Industrial	0.9	0.9
Oilfield	0.7	0.7
Public authorities and street light	0.7	0.6
Sales for resale	0.3	0.3
System sales	6.4	5.9
Off-system sales	0.1	0.2
Total sales	6.5	6.1

Number of customers	778,574	771,909

Average cost of energy per KWH (b) - cents
Natural gas	5.593	3.793
Coal	1.793	1.544
Total fuel	3.281	2.226
Total fuel and purchased power	3.551	2.575

Degree days
Heating
Actual	2,140	1,675
Normal	1,963	1,963
Cooling
Actual	8	23
Normal	8	8

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$ 284.2	$ 190.1
Operating income	$ 56.9	$ 31.8
Net income attributable to Enogex LLC	$ 27.4	$ 15.4
Net cash provided from (used in) operating activities	$ 29.7	$ (10.6)
Capital expenditures	$ 32.9	$ 73.3

Gathered volumes - Tbtu/d (c)	1.28	1.24
Incremental transportation volumes - Tbtu/d (d)	0.46	0.42
Total throughput volumes - Tbtu/d	1.74	1.66

Natural gas processed - Tbtu/d	0.74	0.64

Natural gas liquids sold (keep-whole) - million gallons	43	21
Natural gas liquids sold (purchase for resale) - million gallons	99	70
Natural gas liquids sold (percent-of-liquids) - million gallons	7	8
Total natural gas liquids produced - million gallons	149	99

Average net sales price per gallon	$ 1.047	$ 0.625

Estimated realized keep-whole spreads (e)	$ 5.79	$ 2.85

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(e) The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink. The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions. The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the
Conway, Kansas market for NGL and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co.
Texas, Oklahoma for the forward month contract for natural gas prices.